Quota Share Reinsurance Agreement


      REINSURED:        Amwest Surety Insurance Company Calabasas, California

      REINSURER:        Underwriters Reinsurance Company Calabasas, California

      SUBJECT
      BUSINESS:         Business classified as Surety by Reinsured.

      SUBJECT
      LOSS: Subject Loss shall be defined as Loss, ALAE and ULAE for losses with a discovery date during the term of this agreement. "Losses Discovered" shall be deemed to mean new losses reported on or after the effective date and specifically excludes any development of losses discovered by the Company prior to inception relating to business inforce as of July 1, 1998.

      SUBJECT
      PREMIUM: Unearned Premium as of June 30, 1998, PLUS Written Premium during the Term for Subject Business,

      TERM:             July 1, 1998 to June 30, 1999.
      LIMIT:            15.0% Quota ,hare of Subject Premium.
      CEDING
      COMMISSION:       Provisional: 75.09"0 at 25,0% Loss and I AE Ratio.
                        Sliding- 1 for 1 to
                        Minimum:    67.0% at 33.0% Loss and LAE Ratio.

      FUNDS
      WITHHELD
      ACCOUNT: The Funds Withheld Account (FWA) shall be established and maintained by the Reinsured. The balance 'in the FWA shall be calculated at follows:

                                   100% of Ceded Subject Premium,
                                   Less Ceding Commission,
                                   Less Reinsurer Expense,
                                   Less Ceded Paid Loss,
                                   Plus Interest Credit

                        Interest shall be credited quarterly to the FWA by the Reinsured at a rate of 1.5% multiplied by the average daily balance in the FWA over the quarter.

      REINSURER
      EXPENSE: Flat $400,000, payable in four installments at October 1, 1998; December 31, 1998; March 31, 1999; and June 30, 1999. Reinsurer Expense is payable in addition to the 15.0% of Subject Premium.

      EXCLUSIONS:       1.      Inuring reinsurance which is uncollectable.
                        2.      Others to conform to Excess Treaty.

      ACCOUNTS&
      RIEMITTANCES:     Quarterly within 45 days, the Reinsured shall furnish
                        the following:
                                1.   GNWPI on Subject Business.
                                2.   Net Earned Premiums on Subject Business.
                                3.   Ceded Subject Loss Outstanding.
                                4.   Ceded Subject Loss Paid.
                                5.   FWA balance.
                        Balances   due  either  party  will  be  payable
                        quarterly within 45 days. Ceded Subject Loss shall first be paid from the FWA, and then from the Reinsurer's own funds.

      COMMUTATION:      The Company may commute  this  agreement  at any
                        time  on  or  after   December  31,   1998.   As
                        consideration for commutation, the Reinsurer shall release 100%, of the FWA back to the Company. Commutation shall fully and finally release the Reinsurer from all liability under this agreement.

     INSOLVENCY:        In  the  event  of  the  insolvency  of  the  REINSURED,
                        this reinsurance shall be payable directly to the REINSURED or to its liquidator. receiver, conservator, or statutory successor on the basis of the liability of the REINSURED without diminution because of the insolvency of the REINSURED or because the liquidator, receiver, conservator, or statutory successor of the REINSURED has failed to pay all or a portion of a claim.
                        It is agreed, however, that the liquidator, receiver, conservator, or statutory successor of the REINSURED shall give written notice to the REINSURER of the pendency of a claim against the REINSURED indicating the policy insured which claim would involve a possible liability on the part of the REINSURER within a reasonable time after such claim is filed in the conservation or liquidation proceeding or the receivership, and that during the pendency of such a claim, the REINSURER may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that they may deem available to the REINSURED or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the REINSURER shall be chargeable, subject to the approval of the court, against the REINSURED as part of the expense of conservation or liquidation to the extent of a pro rata share of the defense undertaken by the REINSURER.

      URC SHARE:        100% of 15.0% Quota Share.


      Agreed to Cede:                          Accepted by:




      Steven P,. Kay        Date               Anthony L. Manzitto        Date


      Amwest Surety Insurance Company          Underwriters Reinsurance Company